EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

May 6, 2010

Contact:

Investors:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

Media:

Dan Gagnier/Nathaniel Garnick

Sard Verbinnen & Co

212-687-8080

PHILLIPS-VAN HEUSEN CORPORATION COMPLETES
ACQUISITION OF TOMMY HILFIGER B.V.

Financing Transactions also Closed

New York, NY – May 6, 2010 – Phillips-Van Heusen Corporation (NYSE:PVH) announced today it has completed its acquisition of Tommy Hilfiger B.V. and certain affiliated companies from funds affiliated with Apax Partners L.P.

“We are extremely pleased to announce the completion of the Tommy Hilfiger transaction,” said Emanuel Chirico, Chairman and Chief Executive Officer of PVH.  “The combination brings together two premier companies, each with iconic brands and strong growth prospects, which we believe will create significant value for our stockholders and deliver enhanced opportunities for our business partners, customers and employees as we leverage a combined global platform in the years ahead.”

“This is an extraordinary day in the evolution of the Tommy Hilfiger business,” said Fred Gehring, Chief Executive Officer of Tommy Hilfiger, who will continue in that role and in addition has become Chief Executive Officer of the combined company’s international operations. “We look forward to continue building on the significant global momentum we have achieved for the Tommy Hilfiger brand over the last three years as a private company and applying our unique global infrastructure to enable PVH to expand the presence of its heritage brands – Van Heusen, IZOD and ARROW – in the international marketplace.”

PVH also announced today that it has completed several previously announced activities, including financings, the proceeds of which were used to finance the acquisition or are to be used to provide ongoing liquidity for PVH.  These activities include:

•

Issuance on April 28, 2010 of 5,750,000 shares of PVH common stock, which includes 750,000 shares sold pursuant to the exercise of the underwriters’ over-allotment option.  The price at which shares were sold to the public was $66.50 per share.

•

Issuance of 8,223,841 shares of PVH common stock to the selling shareholders of Tommy Hilfiger, as part of the purchase price for Tommy Hilfiger.

•

Issuances in private placements of an aggregate of 8,000 shares of PVH Series A convertible preferred stock to affiliates of LNK Partners, L.P. and affiliates of MSD Capital, which are currently convertible into 4,189,360 shares of PVH common stock, for an aggregate purchase price of $200 million.

•

Issuance of $600 million of 7.375% Senior Notes due 2020.

•

Closing of its senior secured credit facility consisting of U.S. Dollar and Euro-dominated term loans in an aggregate amount of $1,370,800,000 and €400,000,000, a portion of which matures in May 2015 and a portion of which matures in May 2016, and a $450 million (in U.S. Dollars and Euros) revolving credit facility that matures in May 2015, which facility was undrawn at closing.

•

Expiration, on May 4, 2010, of the Company’s cash tender offers for any and all of the $150.0 million outstanding principal amount of its 7.25% Senior Notes due 2011 and $150.0 million outstanding principal amount of its 8.125% Senior Notes due 2013. At this time, $100,545,000 or 67% in aggregate principal amount of the 2011 Notes and $134,341,000 or 90% in aggregate principal amount of the in aggregate principal amount of the 2013 Notes were tendered into the offering.  All Notes that were not tendered were satisfied and discharged and will be redeemed on June 7, 2010.

The above matters are described more fully in public filings made by PVH with the Securities & Exchange Commission, which filings are available on PVH’s website at www.pvh.com under the tab “Investor Relations” and then under the heading “SEC Filings.”

About Phillips-Van Heusen Corporation

Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide.  It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Bass and G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Trump, JOE Joseph Abboud, DKNY and Timberland.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  Forward-looking statements made in this document, including, without limitation, statements relating to the Company’s future plans, strategies, objectives, expectations and intentions, including, without limitation, statements relating to the Company’s acquisition of Tommy Hilfiger B.V. and certain affiliated companies (collectively, “Tommy Hilfiger”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger, the Company has  borrowed significant amounts and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity, such as Tommy Hilfiger, into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.